Exhibit (a)(5)(f)

CONTACTS:

Gilead

Ashleigh Koss, Media

public_affairs@gilead.com

Jacquie Ross, Investors

investor_relations@gilead.com

GILEAD RECEIVES ALL REQUIRED REGULATORY APPROVALS FOR THE ACQUISITION OF ARCELLX AND EXTENDS TENDER OFFER

FOSTER CITY, Calif. – April 17, 2026 – Gilead Sciences, Inc. (Nasdaq: GILD) announced today that all required regulatory approvals have been obtained for its previously announced acquisition of Arcellx and that Gilead has extended the expiration of the tender offer to purchase all outstanding shares of common stock of Arcellx.

On April 13, 2026, the Australian Competition and Consumer Commission (ACCC) published its decision that the acquisition of Arcellx may be put into effect, subject to expiration of a 14-calendar day waiting period. Assuming that the ACCC’s determination remains unchallenged during this waiting period, the waiting period expires at 10:00 a.m., Eastern Time, on April 27, 2026. Additionally, the relevant review period for the Austrian competition authorities has expired. Accordingly, all required regulatory approvals for the transaction have been obtained, and the “Regulatory Approvals Condition” (as defined in the Offer to Purchase, dated March 6, 2026, relating to the offer) will be satisfied upon expiration of the 14-calendar day review period pursuant to Australian competition law.

The tender offer, which was previously scheduled to expire at 5:00 p.m., Eastern Time, on April 24, 2026, has been extended to expire at 5:00 p.m., Eastern Time, on April 27, 2026, and remains subject to the satisfaction or waiver of customary closing conditions, including the tender of a number of shares of Arcellx common stock that, together with shares already owned by Gilead, equals at least a majority of the then-outstanding Arcellx shares and other customary offer conditions.

The offer remains at a purchase price of (1) $115.00 per share, net to the seller in cash, without interest, subject to any withholding tax, plus (2) one contractual contingent value right (CVR), which represents the right to receive one contingent payment of $5.00 per CVR in cash, without interest, and subject to any withholding tax, payable on March 31, 2030, subject to cumulative worldwide sales of Arcellx’s anitocabtagene autoleucel (anito-cel) product exceeding $6.0 billion on or prior to December 31, 2029.

Computershare Trust Company, N.A., the depositary and paying agent for the tender offer, has advised Gilead that, as of 4:00 p.m., Eastern Time, on April 16, 2026, approximately 10,271,823 shares have been validly tendered and not validly withdrawn in the tender offer, representing approximately 17.5% of the outstanding shares as of such date and time. Holders that have previously tendered their shares do not need to re-tender their shares or take any other action in response to the extension of the tender offer. Questions or requests for assistance may be directed to Innisfree M&A Incorporated, the information agent for the tender offer, by calling toll free (877) 800-5182.

About Gilead Sciences

Gilead Sciences, Inc. is a biopharmaceutical company that has pursued and achieved breakthroughs in medicine for more than three decades, with the goal of creating a healthier world for all people. The company is committed to advancing innovative medicines to prevent and treat life-threatening diseases, including HIV, viral hepatitis, COVID-19, and cancer. In 2025, Gilead announced a planned $32 billion investment to further strengthen its U.S. footprint to power the next era of discovery, job creation and public health preparedness – while continuing to invest globally to ensure patients everywhere benefit from its scientific innovation. Gilead operates in more than 35 countries worldwide, with headquarters in Foster City, Calif.

Forward-Looking Statements

This communication contains forward-looking statements related to Gilead, Arcellx and the acquisition of Arcellx by Gilead that are subject to risks, uncertainties, and other factors. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including all statements regarding the intent, belief or current expectation of Gilead and Arcellx and members of their respective senior management teams. In some cases, forward-looking statements can be identified by the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “seek,” “may,” “plan,” “project,” “should,” “target,” “will,” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements include, without limitation, statements regarding the transaction and related matters, prospective performance and opportunities, post-closing operations and the outlook for the companies’ businesses, including, without limitation, filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to satisfy the various closing conditions and complete the transaction; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of Arcellx’s stockholders will tender their stock in the offer; the possibility that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of the transaction on relationships with employees, other business partners or governmental entities; the difficulty of predicting the timing or outcome of regulatory approvals or actions, if any; the risk that, if the transaction is consummated, the businesses will not be integrated successfully and that other anticipated benefits from the transaction will not be realized; any negative effects on the existing collaboration between Arcellx and Gilead that may result from the announcement of a transaction, or the failure to complete the transaction; the risk that the milestone associated with the CVR may not be achieved and that holders of CVRs may not receive payments in respect thereof; the impact of competitive products and pricing; other business effects, including the effects of industry, economic or political conditions outside of the companies’ control; transaction costs; actual or contingent liabilities; and other risks and uncertainties detailed from time to time in the companies’ periodic reports filed with the U.S. Securities and Exchange Commission (the “SEC”), including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the Schedule 14D-9 filed by Arcellx and the Schedule TO and related tender offer documents filed by Gilead and Ravens Sub, Inc. (“Purchaser”), a wholly owned subsidiary of Gilead. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation and disclaims any intent to update any such forward-looking statements.

Additional Information and Where to Find It

In connection with the proposed acquisition of Arcellx, Gilead caused Purchaser to commence a tender offer to purchase all of the outstanding shares of common stock of Arcellx. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities of Arcellx, nor is it a substitute for any tender offer materials that Gilead, Ravens Sub, Inc. or Arcellx has filed or will file with the SEC. A solicitation and an offer to buy securities of Arcellx is being made only pursuant to an offer to purchase and related materials that Gilead has filed with the SEC. Gilead has filed a Tender Offer Statement on Schedule TO with the SEC, and Arcellx has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. ARCELLX’S STOCKHOLDERS AND OTHER INVESTORS ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. The Offer to Purchase, the related letter of transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement on Schedule 14D-9, have been sent to all stockholders of Arcellx at no expense to them. The Tender Offer Statement on Schedule TO, the Solicitation/Recommendation Statement on Schedule 14D-9 and other related documents are made available for free at the SEC’s website at www.sec.gov. Additional copies may be obtained for free by contacting Gilead or Arcellx. Free copies of these materials and certain other offering documents are available from Gilead by mail to Gilead Sciences, Inc., 333 Lakeside Drive, Foster City, CA 94404, attention: Investor Relations, by phone at 1-800-GILEAD-5 or 1-650-574-3000, or by directing requests for such materials to the information agent for the offer. Investors and security holders of Arcellx may also obtain, free of charge, the Solicitation/Recommendation Statement on Schedule 14D-9 and other related documents that Arcellx has filed with or furnished to the SEC under the “Financials” section of Arcellx’s website at https://ir.arcellx.com/financials/sec-filings/default.aspx.

In addition to the Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation/Recommendation Statement, Gilead and Arcellx file annual, quarterly and current reports, proxy statements and other information with the SEC. Gilead’s and Arcellx’s filings with the SEC are also available for free to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

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